News Release - June 27, 2005

Berry Petroleum Company                                                                   Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                                                                    E-mail: ir@bry.com
Bakersfield, California 93309-0640                                                          Internet: www.bry.com

Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM ACQUIRES ACREAGE IN NORTH DAKOTA

Bakersfield, CA - June 27, 2005 - Berry Petroleum Company (NYSE:BRY) announced that it acquired interests in approximately 20,000 gross acres in the Williston Basin of North Dakota; and is in the process of purchasing additional interests in another 100,000 gross acres in the area. These acquisitions, totaling approximately $9 million, represent another step in diversifying Berry's asset base and provide the Company an entry into the emerging Bakken oil play in the Williston Basin. The acreage covers several contiguous blocks located primarily on the eastern flank of the Nesson Anticline. Development activity in the Middle Bakken play is expanding to the area surrounding the Nesson Anticline, the oil producing heart of North Dakota.

Robert F. Heinemann, president and chief executive officer, stated, "Combined with our existing interests in nearly 750,000 gross acres in Utah and Colorado, this lease acquisition represents another growth opportunity in the Rocky Mountain and Mid-Continent regions for Berry. The early entry into the North Dakota Bakken play provides an excellent acreage position at reasonable acquisition costs. Our goal here is to establish a sizable acreage position in this emerging play and exploit the acreage with an industry partner."

Michael Duginski, senior vice president of corporate development, added, "Bakken drilling activity is increasing significantly in the North Dakota Williston Basin, with current successful production in Montana. We are aware that several companies will commence drilling adjacent to, or near, our acreage block in the near future. We expect to close on the additional acreage in the third quarter of this year."

Berry Petroleum Company is a publicly traded independent oil and gas production, exploration and exploitation company headquartered in Bakersfield, California. The Company estimates it's proved reserves are 124 million BOE at March 31, 2005.

"Safe harbor under the Private Securities Litigation Reform Act of 1995:" With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to: the timing and extent of changes in commodity prices for oil, gas and electricity; exploration, drilling, development and operating risks; a limited marketplace for electricity sales within California, counterparty risk; acquisition risks; competition, environmental risks, litigation uncertainties; the availability of drilling rigs and other support services, pipeline capacity restraints, legislative and/or judicial decisions and other government or Tribal regulations.

# # #